EXHIBIT 8.2

[S&S Letterhead]

March 13, 2006

Rio Han Empreendimentos e Participações S.A.
Av. Brigadeiro Faria Lima, 2170
F-56, térreo, sala 2656
12227-901 – São José dos Campos
São Paulo, Brazil

Ladies and Gentlemen:

          We have acted as special United States federal income tax counsel for Rio Han Empreendimentos e Participações S.A. (“Rio Han” or “New Embraer”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement (No. 333-132289) on Form F-4, as amended, filed with the Commission on the date hereof (the “Registration Statement”).  The Registration Statement relates to a plan of reorganization involving the formation of Rio Han, the merger of Embraer-Empresa Brasileira de Aeronáutica S.A. (“Embraer”) with and into Rio Han (the “Merger”) and the resulting exchange by Embraer shareholders of Embraer shares or American Depositary Shares (“ADSs”) for New Embraer shares or ADSs (“Share Exchange”) pursuant to a Protocol of Merger and Justification of and between Embraer and New Embraer, dated January 19, 2006 (the “Protocol of Merger”) and as further set forth in the prospectus contained in the Registration Statement (the “Prospectus”).  For purposes of our opinion, we have assumed that the Merger will be consummated on its effective date as a merger of Embraer with and into New Embraer (with New Embraer surviving) in accordance with the terms of the Protocol of Merger and the laws of Brazil.  Any capitalized terms used but not defined herein shall have the meaning assigned to them in the Prospectus.

          In connection with rendering our opinion, we have examined the Protocol of Merger, the Registration Statement, the Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.  In addition, we have assumed that (i) the Merger and Share Exchange will be consummated in accordance with the provisions of the Protocol of Merger, (ii) the representations and statements contained in the Protocol of Merger were accurate and complete when made and will continue to be accurate and complete through the effective date of the Merger and (iii) the parties have complied with, and, if applicable, will continue to comply with the covenants contained in the Protocol of Merger in all material respects.  We have further assumed that the statements as to factual matters contained in the Registration Statement and the Prospectus are accurate and complete, and will continue to be accurate and complete through the effective date of the Merger.

Rio Han Empreendimentos e Participações S.A. 2	March 13, 2006

          In addition, we have relied on the representations and statements made by New Embraer and Embraer in the letter of representation (the “Representation Letter”) delivered to us for purposes of this opinion (and attached hereto), and we have assumed that the representations and statements made therein are accurate and complete, and will continue to be accurate and complete, through the effective date of the Merger.  We have further assumed that any representations or statements made in the Representation Letter “to the best knowledge of” or similarly qualified are correct without such qualification.  If any of our assumptions described above are untrue in any material respect for any reason or if the Merger or Share Exchange is consummated in a manner that is different from the manner in which it is described in the Protocol of Merger, our opinion expressed below may be adversely affected and may not be relied upon.

          Based upon the foregoing, in reliance thereon and subject thereto, (i) we are of the opinion that the Merger and Share Exchange should qualify as one or more “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Embraer and/or New Embraer will be a party to these reorganizations within the meaning of Section 368(b) of the Code, and (ii) we confirm that the discussion in the Prospectus under the heading “MATERIAL TAX CONSIDERATIONS – Material United States Federal Income Tax,” to the extent it consists of statements of law and legal conclusions, and subject to the limitations and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Merger to U.S. Holders (as defined in such discussion) in exchanging Embraer common shares, preferred shares or ADSs for Rio Han common shares or ADSs pursuant to the Merger and to U.S. Holders in owning New Embraer common shares and ADSs following the Merger.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Merger and/or Share Exchange, or any inaccuracy in the statements, facts, assumptions, representations or covenants upon which we have relied, may adversely affect our opinion as set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.  Finally, our opinion is limited to the United States federal income tax matters specifically covered hereby.

Rio Han Empreendimentos e Participações S.A. 3	March 13, 2006

          We hereby consent to the use of our name in the Prospectus under the caption “MATERIAL TAX CONSIDERATIONS – Material United States Federal Income Tax Considerations,” and to the filing of this opinion with the Commission as an exhibit to the Registration Statement; in giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ SHEARMAN & STERLING

LMB/MEM

OFFICERS CERTIFICATE

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Ladies and Gentlemen:

                    You have acted as special United States federal income tax counsel for Rio Han Empreendimentos e Participações S.A. (“Rio Han” or “New Embraer”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement (No. 333-132289) on Form F-4, as amended, filed with the Commission on the date hereof (the “Registration Statement”).  The Registration Statement relates to a plan of reorganization involving the formation of Rio Han, the merger of Embraer-Empresa Brasileira de Aeronáutica S.A. (“Embraer”) with and into Rio Han (with Rio Han surviving) (the “Merger”) and the resulting exchange by Embraer shareholders of Embraer shares or American Depositary Shares (“ADSs”) for New Embraer shares or ADSs (the “Share Exchange”) pursuant to a Protocol of Merger and Justification between Embraer and New Embraer, dated January 19, 2006 (the “Protocol of Merger”), and as further described in the prospectus contained in the Registration Statement (the “Prospectus”).  Any capitalized terms used but not defined herein shall have the meaning assigned to them in the Prospectus.

                    In connection with delivering the opinion of Shearman & Sterling LLP as to certain United States federal income tax matters relating to the Merger and Share Exchange and described in the Prospectus under the caption “MATERIAL TAX CONSIDERATIONS – Material United States Federal Income Tax Considerations”, the undersigned officers of Rio Han and Embraer, after due inquiry, hereby certify and represent on behalf of Rio Han and Embraer that:

1.

The Merger and Share Exchange will be consummated pursuant to the laws of Brazil in accordance with the terms and conditions of the Protocol of Merger and as described in the Prospectus; as a result of the Merger, the separate corporate existence of Embraer will cease.  Rio Han is a newly formed corporation, has not carried on any activities other than in connection with the proposed restructuring and Merger, and was organized solely for the purpose of participating in the Merger; Rio Han neither will hold any material items of property (except for Embraer common shares contributed to effect the Merger as described in paragraph 2 below) nor will have any material tax attributes immediately before the Merger.  The Protocol of Merger constitutes the entire agreement of New Embraer, Embraer and their shareholders with respect to the Merger.  The facts and terms of the Merger, Share Exchange and related transactions contained or set forth in the Protocol of Merger and described in the Prospectus (and any other SEC documents provided by Embraer or Rio Han and filed or referred to in connection with the Registration Statement) are accurate and complete in all material respects.  The Merger is being undertaken for the purpose of enhancing the business of Embraer by, among other things, increasing its access to capital markets and financing resources for the development of new products and expansion programs.  Following the Merger, Rio Han (and its subsidiaries acquired from Embraer through the Merger) will continue the historic business of Embraer (and its subsidiaries).

2.

In January 2006 as part of a plan to change its capital structure, Embraer shareholders owning 60% of the outstanding common shares of Embraer, which 60% were subject to a shareholders agreement among them ((“Control Group Shareholders”) (representing about 20.2% of the total capital of Embraer), contributed the shares so subject to Rio Han.  Pursuant to the Merger, each common and preferred share of Embraer (other than those common shares subject to such shareholders agreement and contributed to Rio Han by the Control Group Shareholders) will be exchanged on a one-for-one basis for Rio Han common shares, each Embraer ADS, representing four preferred shares of Embraer, will be exchanged for one Rio Han ADS, representing four Rio Han common shares, and the Brazilian Government will exchange its special class of Embraer common share for a special class of Rio Han common share.  The exchange ratio for the Control Group Shareholders in respect of their common shares subject to the shareholders agreement and contributed to Rio Han is 1.1153 Rio Han common shares for each Embraer common share and reflects a 9% premium when compared to the one-for-one exchange ratio in the Merger and is intended to compensate the Control Group Shareholders for relinquishing voting control over Embraer.  By virtue of this premium and assuming no exercise of withdrawal rights to the Merger, the ownership of Control Group Shareholders in New Embraer (as compared to Embraer) will increase from about 20% to 22% as a result of the Merger.  No fractional shares will be issued and no cash will be paid in lieu of fractional shares.

3.

The fair market value of the Rio Han shares and ADSs received by each Embraer shareholder (including the Control Group Shareholders) will be approximately equal to the fair market value of the Embraer shares or ADSs surrendered in the exchange by that Embraer shareholder.

4.

Immediately following consummation of the Merger and Share Exchange and except for holders of Embraer common shares that exercise withdrawal rights to the Merger, the holders of Embraer shares (including the Control Group Shareholders) and Embraer ADSs will own all of the outstanding Rio Han shares and Rio Han ADSs and will own such shares and ADSs solely by reason of their ownership of Embraer shares and Embraer ADSs immediately prior to the Merger.

5.

Each Embraer common share is entitled to dividends in accordance with its terms and is entitled to one vote in the resolutions of a general meeting of Embraer.  Each Embraer preferred share (including those underlying ADSs) has certain rights in priority of reimbursement and in dividends over Embraer common shares, but, except in certain limited circumstances provided for in the Brazilian corporate law, is not entitled to any vote in the resolutions of a general meeting of Embraer (other than with respect to the Merger, pursuant to a temporary provision in the bylaws of Embraer if approved by a shareholder vote in anticipation of the Merger).  Each New Embraer common share (including those underlying ADSs) is entitled to one vote in the resolutions of a general meeting of New Embraer, subject to certain limitations, including (i) a limit whereby no shareholder or group of shareholders is entitled to vote more than 5% of the common shares of New Embraer, and (ii) no more than 40% of the voting power can come from New Embraer common shares held by non-Brazilian shareholders.  New Embraer will be prohibited from having any preferred stock.

6.

New Embraer has no plan to either (i) issue additional shares of its stock or ADSs except in connection with the exercise of options held by employees and management pursuant to the Embraer employee stock ownership plan; or (ii)  sell or otherwise dispose of any of the assets of Embraer (or its subsidiaries) acquired in the Merger, except for dispositions made in the ordinary course of business and except for the possible transfer of a portion of the shares of an indirect subsidiary.  There is no plan or intention on the part of New Embraer to redeem or reacquire (or for any related party to New Embraer to acquire) any New Embraer common shares issued pursuant to the Merger.  Except for the exercise of withdrawal rights to the Merger and the contribution of Embraer common shares to Rio Han described in paragraph 2 above, there is no plan or intention on the part of Embraer (or on the part of any related party to Embrarer) to acquire Embraer preferred shares, ADSs or common shares for consideration other than New Embraer shares during the period preceding, or otherwise in connection with, the Merger.

7.

Immediately following consummation of the Merger, New Embraer will possess the same assets and liabilities, except assets used to pay Embraer common shareholders exercising withdrawal rights to the Merger and assets used to pay expenses incurred in connection with the Merger, Share Exchange and related transactions, as those possessed by Embraer immediately prior to the Merger.  Assets used to pay expenses, assets used to pay shareholders exercising withdrawal rights to the Merger, and all redemptions and distributions (except for regular, normal dividends) made by Embraer immediately preceding the Merger are expected to (in the aggregate) constitute less than 1% of the net assets of Embraer.  Embraer shareholders exercising withdrawal rights to the Merger are expected to own less than 5% of the Embraer stock.

8.

There is no intercorporate indebtedness existing between New Embraer, on the one hand, and Embraer or any of its subsidiaries, on the other hand, and no debt will be issued by New Embraer or Embraer in connection with the Merger.

9.

The liabilities of Embraer assumed by Rio Han and the liabilities, if any, to which the transferred assets of Embraer are subject were incurred by Embraer in the ordinary course of its business and are associated with the assets transferred.

10.

There are neither dividend nor interest arrearages on any of the Embraer common shares, Embraer preferred shares or ADSs except Embraer has approximately R$100,000.00 of dividends to be paid as a result of shareholders that could not be located to be paid in past distributions (as of September 30, 2005); the Embraer preferred shares underlying the ADSs or otherwise owned by U.S. holders were issued by Embraer and sold for cash at sales prices equal to or in excess of their stated redemption price and liquidation value.  The Merger and Share Exchange is not part of a plan to periodically increase the proportionate interest of any shareholder in assets or earnings or profits of Embraer or New Embraer.

11.

Except as disclosed in the Prospectus in respect of stock options granted to management and employees for services rendered, immediately prior to the Merger and the resulting Share Exchange, Embraer will not have outstanding any stock options, warrants, convertible securities, or any other right that is convertible into any class of stock of Embraer or pursuant to which a person could acquire stock of Embraer.

12.

Embraer and/or Rio Han will pay their material expenses, and the shareholders of Embraer will pay their material expenses, in each case, incurred in connection with the Merger, Share Exchange and related transactions.

13.

Each of Embraer and Rio Han is duly organized under the laws of Brazil.  Neither Embraer nor Rio Han is a corporation 50% or more of the value of whose total assets are stock and securities of companies that are not subsidiaries and 80% or more of the value of whose total assets are assets held for investment.

14.

None of the compensation received (or to be received) by any shareholder-employee of Embraer will be separate consideration for, or allocable to, any shares held by such shareholder-employee; none of the New Embraer common shares received by any shareholder-employees was (or will be) separate consideration for, or allocable to, any employment agreement; and the compensation paid (or to be paid) to any shareholder-employees was (or will be) for services actually rendered or to be rendered and was (or will be) commensurate with amounts paid to third parties bargaining at arm’s-length for similar services.

15.

For U.S. federal income tax purposes, Embraer and New Embraer will report and treat the Merger and resulting Share Exchange as one or more corporate reorganizations under Section 368 of the Internal Revenue Code.

          The undersigned represent that we are each authorized to make the representations and statements set forth above and acknowledge that your opinion (i) will be based, among other things, on the accuracy of the representations set forth herein and on satisfaction of covenants and obligations set forth herein and in the Protocol of Merger, and (ii) will be subject to certain limitations and qualifications, including that your opinion may not be relied upon if any such representation is not accurate or if any of such covenants or obligations are not satisfied in all material respects.  If this letter is signed prior to the effective date of the Merger, the undersigned commit to inform Shearman & Sterling LLP if, for any reason, any of the foregoing representations or statements ceases to be true prior to the effective date of the Merger.

                    IN WITNESS WHEREOF, we have, on behalf of Rio Han Empreendimentos e Participações S.A. and Embraer-Empresa Brasileira de Aeronáutica S.A., caused this certification letter to be executed as of March 13, 2006.

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

By:	/s/ MAURICIO NOVIS BOTELHO

Mauricio Novis Botelho
Officer

By:	/s/ ANTONIO LUIZ PIZARRO MANSO

Antonio Luiz Pizarro Manso
Officer

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

By:	/s/ MAURICIO NOVIS BOTELHO

Mauricio Novis Botelho
Officer

By:	/s/ ANTONIO LUIZ PIZARRO MANSO

Antonio Luiz Pizarro Manso
Officer